Exhibit 10.14

MID PENN BANK

DIRECTOR RETIREMENT PLAN

1.DECLARATION OF PURPOSE

Mid Penn Bank (“Bank”), a Pennsylvania banking company existing under the laws of the Commonwealth of Pennsylvania, with its primary office at 349 Union Street, Millersburg, Pennsylvania, desires to provide an annual retirement bonus to qualified retired members of the Board of Directors of Bank (“Board”) pursuant to this Director Retirement Plan (“Plan”).  The purpose of this Plan is intended to reward retired Directors for their years of service to Bank.

2.ELIGIBILITY

Retired Directors that terminated service with the Board and have completed at least five (5) years of service on the Board are eligible to receive benefits under the Plan; provided, however, that no benefits shall be payable to any former Director whose service on the Board is terminated, or who fails to be renominated to the Board at the expiration of the Director’s term, because of the Director’s gross negligence or neglect of duties, commission of a felony or a misdemeanor involving moral turpitude, or fraud, disloyalty, dishonesty or willful violation of any law or significant policy of Bank committed in connection with the Director’s service on the Board and resulting in an adverse financial impact on Bank.  Eligibility determinations shall be made in the sole discretion of Bank and shall be binding upon the affected former Director.

3.CHANGE IN CONTROL BENEFIT

Notwithstanding anything contained in this Plan to the contrary, if a Director terminates service with the Board within ninety (90) days after a Change in Control, benefits shall be payable as otherwise provided under this Plan, though without regard to whether the Director has completed five (5) years of service.  For purposes of this Plan, a Change in Control (other than one occurring by reason of an acquisition of Bank by the Director) shall be deemed to have occurred if the Board certifies on an objective basis that one of the following has occurred:

(a)a sale or other transfer of ownership of all or substantially all (50% or more of the total gross fair market value) of the assets of Bank to any individual, corporation, partnership, trust, or other entity or organization (a “Person”) or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by, or under common control with Bank;

(b)any Person or group of Persons acting in concert as a partnership or other group, other than a Person controlling, controlled by, or under common control with Bank, acquires ownership of stock in Bank, that together with stock held by such Person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of

Bank, provided such Person or group did not own more than 50 percent of the total fair market value or total voting power of the stock of Bank prior to such acquisition; or

(c)the replacement of a majority of members of the Board of Directors of Mid Penn Bancorp, Inc. over any period of one year or less by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election.

4.DISABILITY BENEFIT

Notwithstanding anything contained in this Plan to the contrary, if a Director terminates service with the Board as a result of the Director’s Disability, benefits shall be payable as otherwise provided under this Plan, though without regard to whether the Director has completed five (5) years of service.  For purposes of this Plan, Disability shall mean that the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

5.BENEFIT PAYMENTS

(a)Subject to Section 12 hereof, with respect to a Director who first became a member of the Board prior to January 1, 2009, Plan benefits will be paid in cash at the end of each calendar quarter commencing with the last day of the first full calendar quarter following the date such Director terminates service on the Board.  Benefit payments shall continue for the life of such Director and terminate at death; provided, however, that benefit payments shall terminate prior to death once such Director has received sixty (60) quarterly payments.  No payment shall be made for any portion of the quarter in which benefit payments hereunder are terminated due to such Director’s death.

(b)With respect to a Director who first becomes a member of the Board on or after January 1, 2009, Plan benefits will be paid in cash at the end of each calendar quarter commencing with the last day of the first full calendar quarter following the date the Director terminates service on the Board.  Such Director shall be entitled to receive sixty (60) quarterly payments; provided that if such Director should die before receiving the sixty (60) payments, the Director’s designated beneficiary (or, if none, the Director’s estate) shall receive a lump sum cash payment on or within 60 days following the date of death equal to the present value (discounted using the applicable federal rate under Section 1274 of the Internal Revenue Code of 1986) of the remaining quarterly payments.

6.COMPUTATION OF BENEFIT

Benefit amounts are redetermined annually effective as of the first day of the calendar year.  The annual benefit amount shall be determined by multiplying the base retirement bonus, as described below, for the Director’s position by the number of full years the Director served in the position.  A full year for this purpose shall be deemed any period of twelve (12) consecutive months whether or not coincident with a calendar year.  Benefits shall be credited only for full years of service on the Board, and for any such year that a Director serves a portion as Chairman and a portion as a Director (though not Chairman), credit shall be based for such entire year on the amount in effect for a Director that is not Chairman of the Board.  The base retirement bonus figures shall be as follows:

(a)Chairman of the Board$533.35

(b)All other Directors$266.68

7.INFLATIONARY ADJUSTMENT

At the conclusion of the 2007 calendar year, and every year thereafter, the base retirement bonus amounts set forth in Section 6 hereof (as adjusted pursuant to this Section 7) in effect for the then concluding year shall be adjusted effective the beginning of the succeeding calendar year by the positive percentage change, if any, in the Consumer Price Index – City Average Percentage Change published by the U.S. Department of Labor Bureau of Labor Statistics for the twelve-month period ending December 31 of the concluding year for the Philadelphia-Wilmington-Atlantic City, PA-DE-NJ-MD, area.

8.UNFUNDED ARRANGEMENT

An eligible Director shall be an unsecured creditor of Bank for purposes of the payment of benefits under the Plan.  Benefits hereunder represent the mere promise by Bank to pay such benefits.  Rights to Plan benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance policy on a Director’s life obtained by Bank shall be owned by Bank and shall confer no preferred or secured claim status to such policy or policy benefits on any Director or beneficiary.

9.REORGANIZATION

Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of Bank under this Plan.

10.TERMINATION OF PLAN

This Plan may be terminated at any time in the sole discretion of Bank; provided, however, that any such Plan termination will be ineffective with respect to any Director (i) that has become eligible to receive benefits hereunder as of the date such Plan termination is approved or (ii) who is serving on the Board at the time such Plan termination is approved.

11.GOVERNING LAW

The Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.  The provisions of this Plan shall be construed consistent with Section 409A of the Internal Revenue Code and all applicable guidance thereunder so as not to result in the inclusion in the Director’s income of any benefit under this Agreement by reason of the application of such section.

12.EFFECTIVE DATE/STATUS OF PRIOR PLAN

This Plan shall be effective January 1, 2008 and replaces in its entirety as of such date the Retirement Bonus Plan for the Board of Directors of Mid Penn Bank adopted by Bank in 1995 (“Prior Plan”).  All payments under the Prior Plan shall terminate upon this Plan’s effective date.  Notwithstanding anything contained in this Plan to the contrary, however, any Director having attained eligibility for benefits under the Prior Plan will receive benefit payments without regard to the maximum benefit limitation of sixty (60) quarterly payments set forth in Section 5 hereof, provided such Director’s service on the Board terminated prior to this Plan’s effective date.

13.	BENEFICIARY DESIGNATIONS

With respect to a Director who first becomes a member of the Board on or after September 1, 2010, such Director shall designate a beneficiary by filing a written designation with the Bank.  The Director may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Director and accepted by the Bank during the Director’s lifetime.  The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, of if the Director names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.

If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Dated this ___ day of _________________, 20__.

MID PENN BANK

By: ______________________________________

      Signature

       ______________________________________

       Print Name

        _____________________________________

        Title

        _____________________________________

        Secretary